UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2012

FIRST LIBERTY POWER CORP.
Exact name of registrant as specified in its charter

Nevada	000-52928	90-0748351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7251 W. Lake Mead Blvd, Suite 300, Las Vegas NV	89128
(Address of principal executive offices)	(Zip Code)

(702) 675-8198
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Departure of Principal Officers

Mr. Donald C. Nicholson

Resigned:                           December 1, 2012
Positions:                           Chief Financial Officer, Treasurer

Mr. Nicholson’s resignation as a Chief Financial Officer and Treasurer of the Company was as a result of the appointment of Mr. Mario Beckles in this same capacity, and was not as a result of any dispute or disagreement with the Company.   Mr. Nicholson is continuing on a President, Chief Executive Officer, and Director.

Appointment of Principal Officers

Mr. Mario Beckles (Age 38)

Appointed:                         December 1, 2012
Positions:                           Chief Financial Officer, Treasurer

Mr. Beckles is a senior level accounting and financial management executive with more than 14 years of progressive experience in finance and accounting management involving both startups and global multibillion dollar organizations.  He began his career as an auditor with Deloitte and has subsequently held senior level accounting positions with companies such as Tyco International, Claire’s Stores Inc. and Investors Bank & Trust.  He has continually demonstrated an ability to drive growth initiatives and streamline operations in addition to increasing efficiencies for the organizations he has served. Mr. Beckles also brings strong qualifications in developing and implementing financial controls and processes, financial reporting, and accounting. Mr. Beckles earned a BSc in Accounting and Financial Management from Florida Southern College.  He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.  Mr. Beckles does not presently serve as a director for any other public companies.

There has been no transaction nor are there any proposed transactions between the registrant and Mr. Beckles that would require disclosure pursuant to Item 404(a) of Regulation S-K.

There are no family relationships between Mr. Beckles and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

Mr. Robert B. Reynolds Jr. (Age 57)

Appointed:                        December 1, 2012
Position:                            Vice President Operations

There are no family relationships between Mr. Reynolds and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

Mr. Reynolds had a 31-year career at the Ford Motor Company’s Buffalo Stamping Plant, where as a Journeyman Machine Repairman he headed-up repair projects that involved millions of dollars and required extensive planning and cost control methods. During this time, he was vigorously involved in the United Auto Workers (UAW) Union and at his retirement, Mr. Reynolds ended his union career as Vice President of UAW 897.  During his union involvement years, Mr. Reynolds participated in both local and national negotiations for the UAW.  Starting in 2002, Mr. Reynolds assumed the duties as the Buffalo Stamping Plant hourly coordinator of the “Ford Total Preventative Maintenance” program (FTPM) which included both, local and corporate accountability and responsibilities for all machine and building maintenance. In 2004, Mr. Reynolds was elected to the Hamburg Central School Board, thereby governing a $50 million dollar yearly school budget and actively pursued the State Education Department for enhancements for the school districts.  In 2006, Mr. Reynolds ran for and was elected to the Erie County Legislature and in 2007, retired from Ford Motor Company. As a County Legislator, he was nominated to the chairmanship of the finance and management committee where he administered the county’s $1 billion plus budget for the next 4 years.  In addition, during his time in the legislature, Mr. Reynolds also served on the Cornell Cooperative Extension Board of Directors and the Erie County Soil, Water and Conservation Board of Directors. His major role was overseeing their million dollar budgets and the future planning and expansion for the organizations.  Mr. Reynolds also served as chairman of the Erie County Farmland Protection Board and was appointed to the New York State Governor’s Agricultural Advisory Council in 2008.  Since 1999, he has served as Vice President of United Council Taxpayers Association and recently became Secretary of the Scranton/McKinley Taxpayers Association both, non-profit organizations in the Buffalo, NY area.  Mr. Reynolds graduated from Genesse Community College in 1974 with an Associate of Science degree.  Currently, he is employed at the Board of Elections for the County of Erie.  Mr. Reynolds does not presently serve as a director for any other public companies.

There has been no transaction nor are there any proposed transactions between the registrant and Mr. Reynolds that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Compensatory Arrangements of Principal Officers

Compensatory arrangements are pending completion and will be separately disclosed upon at such time.  Such arrangements are expected to be commensurate with the available resources of the Company at its current development stage, and the time commitment required for the respective positions in order to undertake duties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Liberty Power Corp.

Dated: December 4, 2012	By:	/s/Donald Nicholson
	Name:	Donald Nicholson
`	Title:	President & CEO